AQUILA THREE PEAKS HIGH INCOME FUND
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT


     THIS AGREEMENT, made as of May 24, 2006 by and between AQUILA INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the "Manager"), 380 Madison Avenue, Suite 2300, New York, New York 10017 and THREE PEAKS CAPITAL MANAGEMENT, LLC (the "Sub-Adviser"), a Colorado limited liability company, 5619 DTC Parkway, Suite 1000, Greenwood Village,
 CO 80111.

                      W I T N E S S E T H :

	WHEREAS, Aquila Three Peaks High Income Fund (the "Fund") is a Massachusetts business trust which is registered under the Investment Company Act of 1940 (the "Act") as an open-end, diversified management investment company;

	WHEREAS, the Manager has entered into an Advisory and Administration Agreement with the Fund as of March 21, 2006, amended as of the date hereof (the "Advisory and Administration Agreement"), pursuant to which the Manager acts as investment adviser with respect to the Fund; and

	WHEREAS, pursuant to paragraph 2 of the Advisory and Administration Agreement, the Manager retains the Sub-Adviser for purposes of rendering investment advisory services to the Manager and to the Fund upon the terms and conditions hereinafter set forth;

      WHEREAS, the shareholder of the Fund initially approved the Advisory and Administrative Agreement and this Agreement without the amendments thereto at a meeting of shareholders held on March 21, 2006, and has approved amendments to the Advisory and Administrative Agreement and this Agreement on the date hereof; and

      WHEREAS, the parties wish to restate this Agreement, to include the amendments;

     NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. In General

	The Manager hereby appoints the Sub-Adviser to render, to the Manager and to the Fund, investment research and advisory services as set forth below under the supervision of the Manager and subject to the approval and direction of the Board of Trustees of the Fund. The Sub-Adviser shall, all as more fully set forth herein, act as investment adviser to the Fund with respect to the investment of the Fund's assets, and supervise and arrange the purchase of securities for and the sale of securities held in the portfolio of the Fund.

2. Duties and Obligations of the Sub-Adviser With Respect To Investment of the Assets of the Fund Subject to the succeeding provisions of this section and subject to the direction and control of the Manager and the Board of Trustees of the Fund, the Sub-Adviser shall:

(i) supervise continuously the investment program of the Fund and the composition of its portfolio;

(ii) determine what securities shall be purchased or sold by the Fund;

(iii) arrange for the purchase and the sale of securities held in the portfolio of the Fund; and

 (iv) consult with the Manager in connection with its duties hereunder.

	(b) Any investment program furnished by the Sub-Adviser under this section shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the Investment Company Act of 1940 (the "Act")
 and any rules or regulations in force thereunder; (2) any other applicable laws, rules and regulations; (3) the Declaration of Trust and By-Laws of the Fund as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Fund; and (5) the fundamental policies of the
 Fund, as reflected in its registration statement under the Act or as amended by the shareholders of the Fund.

	(c) The Sub-Adviser shall give to the Manager and to the Fund the benefit of its best judgment and effort in rendering services hereunder, but the Sub-Adviser shall not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon (i) its own investigation and research or (ii) investigation and research made by any other individual, firm or corporation, if such purchase, sale or retention shall have been made and such other individual, firm or corporation shall have been selected in good faith by the Sub-Adviser.

	(d) Except as provided in section 7, nothing in this Agreement shall prevent the Sub-Adviser or any affiliated person (as defined in the Act) of the Sub-Adviser from acting as investment adviser or manager for any other person, firm or corporation, and shall not in any way limit or restrict the Sub-Adviser or any such affiliated person from buying, selling or trading any securities for its own or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Sub-Adviser expressly represents that, while acting as Sub-Adviser, it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement. The Manager hereby acknowledges that the Sub-Adviser renders investment advisory and managerial services to many different clients and, therefore, may give investment advice and take action with respect to any of its other clients which may differ from the advice given or action taken under this Agreement.

	(e) In connection with its duties to arrange for the purchase and sale of the Fund's portfolio securities, the Sub-Adviser shall select such broker-dealers ("dealers") as shall, in the Sub-Adviser's judgment, implement the policy of the Fund to achieve "best execution," i.e., prompt, efficient, and reliable execution of orders at the most favorable net price. The Sub-
Adviser shall cause the Fund to deal directly with the selling or purchasing principal or market maker without incurring brokerage commissions unless the Sub-Adviser determines that better price or execution may be obtained by paying such commissions; the Fund expects that most transactions will be principal transactions at net prices and that the Fund will incur little or no brokerage costs. The Fund understands that purchases from underwriters include a commission or concession paid by the issuer to the underwriter and that principal transactions placed through dealers include a spread between the bid and asked prices. In allocating transactions to dealers, the Sub-Adviser is authorized to consider, in determining whether a particular dealer will provide best execution, the dealer's reliability, integrity, financial condition and risk in positioning the securities involved, as well as the difficulty of the transaction in question, and thus need not pay the lowest spread or commission available if the Sub-Adviser determines in good faith that the amount of commission is reasonable in relation to the value of the brokerage and research services provided by the dealer, viewed either in terms of the particular transaction or the Sub-Adviser's overall responsibilities. If, on the foregoing basis, the transaction in question could be allocated to two or more dealers, the Sub-Adviser is authorized, in making such allocation, to consider (i) whether a dealer has provided research services, as further discussed below; and (ii) whether a ealer has sold shares of the Fund. Such research may be in written form or through direct contact with individuals and may include quotations on portfolio securities and information on particular issuers and industries, as well as on market, economic, or institutional activities. The Fund recognizes that no dollar value can be placed on such research services or on execution services and that such research services may or may not be useful to the Fund and may be used for the benefit of the Sub-Adviser or its other clients.

(f) The Sub-Adviser agrees to maintain, and to preserve for the periods prescribed, such books and records with respect to the portfolio transactions of the Fund as are required by applicable law and regulation, and agrees that all records which it maintains for the Fund on behalf of the Manager shall be the property of the Fund and agrees upon reasonable request to provide to the Fund or the Manager copies of any and all records it maintains in accordance with this Agreement.

	(g) The Sub-Adviser agrees to furnish to the Manager and to the Board of Trustees of the Fund such periodic and special reports as each may reasonably request.

	(h) It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statement under the Act and the Securities Act of 1933, except for information supplied by the Sub-Adviser for inclusion therein. The Sub-Adviser shall promptly inform the Fund as to any information concerning the Sub-Adviser appropriate for inclusion in such Registration Statement, or as to any transaction or proposed transaction which might result in an assignment (as defined in the Act) of this Agreement.

	(i) The Sub-Adviser shall not be liable for any error in judgment or for any loss suffered by the Manager, the Fund or its security holders in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Nothing in this Agreement shall, or shall be construed to, waive or limit any rights which the Fund may have under federal and state securities laws which may impose liability under certain circumstances on persons who act in good faith.

	(j) To the extent that the Manager is indemnified under the Fund's Declaration of Trust with respect to the services provided hereunder by the Sub-Adviser, the Manager agrees to provide the Sub-Adviser the benefits of such indemnification.

3.  Allocation of Expenses

	The Sub-Adviser shall bear all of the expenses it incurs in fulfilling its obligations under this Agreement. In particular, but without limiting the generality of the foregoing: the Sub-Adviser shall furnish, at the Sub-Adviser's expense, all office space, facilities, equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Sub-Adviser shall supply, or cause to be supplied, to any investment adviser, administrator or principal underwriter of the Fund all necessary financial information for which the Sub-Adviser is responsible in connection with such adviser's, administrator's or principal underwriter's duties under any agreement between such adviser, administrator or principal underwriter and the Fund. The Sub-Adviser will also pay all compensation of the Fund's officers, employees, andTrustees, if any, who are affiliated persons of the Sub-Adviser.

4. Compensation of the Sub-Adviser

	 The Manager agrees to pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation for all services rendered by the Sub-Adviser as such, a management fee payable monthly and computed on the net asset value of the Fund as of the close of business each business day at the annual rate of 0.45 of 1% of such net asset value on net assets of the Fund up to $100,000,000; 0.40 of 1% of the Fund's net assets above $100,000,000 to
 $250,000,000 and 0.35 of 1% of the Fund's net assets above $250,000,000.

5. Duration and Termination

	(a) This Agreement shall become effective as of the date first written above following approval by the shareholders of the Fund and shall , unless terminated as hereinafter provided, continue in effect until the
 September 30 next preceding the second anniversary of the effective date of this Agreement, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually (1) by a vote of the Fund's Board of Trustees, including a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, with votes cast in person at a meeting called for the purpose of voting on such approval, or (2) by a vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the Fund and by such a vote of the Trustees.

	(b) This Agreement may be terminated by the Sub-Adviser at any time without penalty upon giving the Manager and the Fund sixty days' written notice (which notice may be waived). This Agreement may be terminated by the
 Manager or the Fund at any time without penalty upon giving the Sub-Adviser sixty days' written notice (which notice may be waived by the Sub-Adviser), provided that such termination by the Fund shall be directed or approved by a vote of a majority of its Trustees in office at the time or by a vote of the holders of a majority (as defined in the Act) of the voting securities of the Fund outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act) or the termination of the Advisory and Administration Agreement.

6. Notices of Meetings

	The Manager agrees that notice of each meeting of the Board of Trustees of the Fund will be sent to the Sub-Adviser and that Sub-Adviser will make appropriate arrangements for the attendance (as persons present by invitation) of such person or persons as the Sub-Adviser may designate.

7. Special Provisions

	For the duration of this Agreement, the Sub-Adviser agrees that the Sub-Adviser shall not provide portfolio management for investment companies registered under the Investment Company Act of 1940 which have an objective, investment strategy and distribution channel similar to that of the Fund without the prior written consent of the Manager, except that without the consent of the Manager the Sub-Adviser may provide portfolio management to any registered investment company which is an investment option offered by an insurance company under a variable annuity contract, a variable life insurance policy or a qualified retirement plan.

8. Separability

	If at any time any provision of this Agreement is or becomes illegal, invalid, or unenforceable in any respect, the legality, validity, and enforceability of the remaining provisions will remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.




ATTEST:                 	AQUILA INVESTMENT MANAGEMENT LLC



                        	By: _______________________________


ATTEST:                 	THREE PEAKS CAPITAL MANAGEMENT, LLC




                   		By: _______________________________